UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 7, 2009

WD-40 COMPANY

(Exact Name of Registrant as specified in its charter)

Delaware	000-06936	95-1797918
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1061 Cudahy Place, San Diego, California 92110

(Address of principal executive offices, with zip code)

(619) 275-1400

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 7, 2009, the Compensation Committee of the Board of Directors of WD-40 Company (the “Company”) approved equity compensation awards pursuant to the Company’s 2007 Stock Incentive Plan to the named executive officers (the “NEOs”) in the Summary Compensation Table in the Company’s Proxy Statement filed with the Securities Exchange Commission on October 28, 2009 (the “Proxy Statement”) with respect to the Company’s annual meeting of stockholders held on December 8, 2009.

As set forth in the Compensation Discussion and Analysis section of the Company’s Proxy Statement under the heading, Fiscal Year 2010 Compensation Decisions, the Compensation Committee deferred its decision-making for annual equity compensation awards for the Company’s fiscal year ending August 31, 2010 to its December meeting pending completion of an ongoing review of equity compensation award practices for the Company. In the prior year, the Compensation Committee awarded Restricted Stock Units (“RSUs”) to participant employees, including executive officers, under the Company’s 2007 Stock Incentive Plan. For the Company’s fiscal year 2010, the Compensation Committee has continued the award of RSUs to participant employees, but has concluded that the executive officers should receive a portion of their equity compensation awards in the form of Performance Share Units (“PSUs”). Therefore, for fiscal year 2010, each of the NEOs received an award of RSUs and an award of PSUs as detailed in the following table:

Fiscal Year 2010 Plan-Based Equity Compensation Awards

Name	Grant Date	Restricted Stock Units (#)	Target Number of Performance Share Units (#)
Garry O. Ridge	12/07/09	6,400	9,600
Jay W. Rembolt	12/07/09	1,600	2,400
Michael J. Irwin	12/07/09	1,600	2,400
Michael L. Freeman	12/07/09	1,600	2,400
William B. Noble	12/07/09	1,600	2,400

The RSUs provide for vesting over a period of 3 years from the grant date. 34% of the RSUs will vest on the first vesting date and 33% of the RSUs will vest on each of the second and third vesting date. Shares of the Company’s common stock equal to the number of vested RSUs will be issued as of the vesting date. The vesting date each year will be the 3rd business day following the release of the Company’s annual earnings for the preceding fiscal year, but not later than November 15. Payment of required withholding taxes due with respect to the vesting of the RSUs, if any, will be covered through withholding of shares by the Company. The Company will issue a net number of shares for the vested RSUs after withholding shares having a value as of the vesting date equal to the required withholding tax obligation.

PSUs awarded to the NEOs provide for performance vesting over a performance measurement period of two fiscal years ending August 31, 2011. Shares of the Company’s common stock equal to an “Applicable Percentage” of the “Target Number” of PSUs awarded to the NEOs (as noted in the table above) will be issued as of the “Settlement Date”. The Applicable Percentage is determined by reference to the performance vesting provisions of the PSU Award Agreements as described below. The Settlement Date for the PSUs will be the 3rd business day following the release of the Company’s annual earnings for the second fiscal year of the performance vesting period. Payment of required withholding taxes due with respect to the settlement of the PSUs, if any, will be covered through withholding of shares by the Company. The Company will issue a net number of shares for the vested PSUs after withholding shares having a value as of the Settlement Date equal to the required withholding tax obligation.

The performance vesting provisions of the PSUs are based on relative achievement of two equally weighted performance measures, “Aggregate Revenue Growth” and “Gross Margin”, over the performance measurement period of two fiscal years as provided in the table below:

Aggregate Revenue Growth	Gross Margin	Applicable Percentage
> 25%	> 55%	150%
25%	55%	150%
20%	50%	100%
15%	45%	50%
< 15%	< 45%	0%

In order to determine the Applicable Percentage of the Target Number of PSUs that will be vested upon achievement of the performance measures, the Applicable Percentage is determined independently for each performance measure and the two Applicable Percentages so determined are given equal weight by taking the simple average of the two amounts. For each performance measure, the Applicable Percentage will be determined on a straight line sliding scale from the minimum 50% Applicable Percentage achievement level to the maximum 150% Applicable Percentage achievement level.

Aggregate Revenue Growth is determined as the aggregate average annual percentage growth in the Company’s world-wide consolidated net sales for the performance measurement period as compared to the world-wide consolidated net sales for the fiscal year (“base year”) immediately preceding the performance measurement period. Net sales for the performance measurement period are to be measured by translation of all consolidated reporting entities’ actual local currency revenues into U.S. dollars at the base year average foreign currency exchange rate applicable to each such entity.

Gross Margin is determined as the aggregate world-wide consolidated gross profit for the performance measurement period as a percentage of aggregate world-wide consolidated net sales for the performance measurement period. Gross profit and net sales for the performance measurement period are to be measured by translation of all consolidated reporting entities’ actual local currency gross profits and net sales at the actual foreign currency exchange rate applicable to each such entity for the period, as reported.

The Compensation Committee anticipates that equity compensation awards for fiscal year 2011 and subsequent years will be awarded at its regular quarterly meeting in October as in prior years.

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WD-40 Company
(Registrant)

Date: December 10, 2009	/s/ JAY W. REMBOLT
Jay W. Rembolt
Vice President and Chief Financial Officer
(Principal Financial Officer)